Exhibit 99.1

Saga Communications, Inc.

Announces Closing of $100 Million

Credit Agreement

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – August 18, 2015 – Saga Communications, Inc. (NYSE MKT) today reported that it closed on its new $100 million Credit Agreement. The transaction is with JPMorgan Chase Bank, N.A. as Administrative Agent. J.P. Morgan Securities LLC served as Sole Lead Arranger and Bookrunner. Huntington National Bank, as Syndication Agent, and Citizens Bank, National Association as Documentation Agent completed the bank group providing the credit facility.

The facility provides for a five-year revolving facility. The loan facility was initially funded in the amount of $35.3 million.

The applicable margin for LIBO Loans is based on a grid that ranges from LIBO + 100 basis points to LIBO + 200 basis points depending on the Company’s leverage ratio. Upon converting to a LIBO based loan on August 31, 2015 the initial applicable margin will be LIBO + 100 basis points.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 65 FM and 32 AM radio stations, 1 state radio network, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “intends,” “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.